EXHIBIT 99.1

CatchMark Appoints Computershare as
Transfer Agent and Support Provider

No Action Required of Shareholders for this Transaction

February 24, 2014

Dear CatchMark Shareholder:

I am writing today to update you on an important CatchMark Timber Trust, Inc. (CatchMark) operational change. In order to maximize cost savings and operational efficiencies for its shareholders, CatchMark has appointed Computershare as its transfer agent and shareholder support provider.

This change is effective today, February 24, 2014, and includes the transfer of your directly held shares of CatchMark’s Class A, Class B-1, Class B-2, and Class B-3 common stock from DST Systems, Inc. (DST) to Computershare’s platform. There is no action required on your part for this transaction.

Also effective today, you are able to manage your account 24 hours a day online at Computershare’s “Investor Centre,” its Web-based tool for shareholders. Here you can view your account details, update your account information, and process various transactions such as updating your address. Registration is quick and easy at www.computershare.com/investor. We encourage you to set up your personal account today.

Computershare Investor Centre 24-Hour Online Account Access www.computershare.com/investor

Direct Registration System (DRS) Advice
Please watch your mail for communications from Computershare. You will be receiving a Direct Registration System (DRS) advice from them. This document confirms the number of CatchMark shares you hold with Computershare and can be used in order to facilitate a transaction. Please retain this document for your records and future use. In addition, you will continue to receive an updated DRS statement on a quarterly basis beginning in June 2014.

CatchMark Transactions
Should you wish to sell any of your shares of CatchMark’s Class A common stock, Computershare can assist you with your transaction.

Telephone inquiries:	1-855-862-0044 (U.S.)
1-732-645-4140 (Outside U.S.)

Email inquiries:	web.queries@computershare.com

Written requests:	Computershare
P.O. Box 30170
College Station, TX 77842-3170

Overnight delivery:
Computershare
211 Quality Circle, Suite 210
College Station, TX 77845

If you have any questions, please contact a shareholder services specialist at 1-855-862-0044.

Thank you for your support as we continue to streamline our operations as a publicly listed company.

Sincerely,

Brian M. Davis
Chief Financial Officer

cc: Financial Representative